UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Watsco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, May 11, 2015

Time:	9:00 a.m., Eastern Daylight Time

Place:	Watsco, Inc. Corporate Office
2665 South Bayshore Drive, Suite 901 Miami, Florida 33133

Purpose:	1. For the holders of our Common stock to elect one director and for the holders of our Class B common stock to elect two directors.

2. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on March 30, 2015.

Proxy Voting:	Whether or not you expect to be present, please sign and date the enclosed proxy card, and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN

Senior Vice President and Secretary

April 16, 2015

This is an important meeting, and all shareholders of record as of March 30, 2015 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on any of the proposals contained in this Proxy Statement without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of any proposal contained in this Proxy Statement.

*	To be voted on at the meeting

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to Be Held on May 11, 2015

The Company’s 2014 Annual Report and this Proxy Statement are available at:

www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of March 30, 2015, which entitles you to vote those shares at our 2015 annual meeting of shareholders. Our Board of Directors, which we refer to as the Board, is soliciting proxies from shareholders who wish to vote their shares of common stock at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

This Proxy Statement and the enclosed form of proxy are first being mailed to holders of our Common stock and our Class B common stock on or about April 16, 2015. Shareholders should review the information contained in this Proxy Statement together with our 2014 Annual Report which accompanies this Proxy Statement.

In this Proxy Statement, we refer to Watsco, Inc. as Watsco, we, us, our and the Company.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

We will hold the annual shareholder meeting on Monday, May 11, 2015, at 9:00 a.m., Eastern Daylight Time at the Watsco, Inc. Corporate Office, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Who can attend the annual meeting?

Only shareholders of record as of March 30, 2015 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring a brokerage statement evidencing your share ownership as of the record date, a legal proxy from the broker to vote the shares that are held for your benefit and valid photo identification.

What is the purpose of the annual meeting?

Our 2015 annual meeting will be held for the following purposes:

1.	To vote on the election of directors as follows:

a.	for the holders of Common stock to elect Cesar L. Alvarez to serve as a director until our 2018 annual meeting of shareholders, or until his successor is duly elected and qualified; and

b.	for the holders of Class B common stock to elect Aaron J. Nahmad and Albert H. Nahmad to serve as directors until our 2018 annual meeting of shareholders, or until their respective successors are duly elected and qualified.

2.	To vote on such other business, if any, as may properly come before the meeting.

In addition, senior management will discuss the performance of the Company and respond to your questions.

Who can vote?

The Board has set March 30, 2015 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponement(s) or adjournment(s) of the annual meeting. As of the record date, there were 30,214,077 shares of our Common stock outstanding (representing 36,536,727 shares issued less 6,322,650 shares held in the Company’s treasury) and 4,987,360 shares of our Class B common stock outstanding (representing 5,035,623 shares issued less 48,263 shares held in the Company’s treasury), all of which are entitled to be voted.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the ten days immediately preceding the annual meeting, and this list will be available at the annual meeting itself for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one (1) vote per share and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our directors (rounded up to the next whole number), which is presently three (3) directors. Holders of our Class B common stock vote separately to elect 75% of our directors (rounded down to the next whole number), which is presently six (6) directors.

Other Matters

Holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as required by applicable law.

How do I vote?

Shareholders of Record

You are a shareholder of record if you are registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company, LLC. To vote by mail, simply mark, sign and date your proxy card and return it in the enclosed envelope. To vote in person, you must attend our annual meeting, bring valid photo identification and deliver your completed proxy card in person.

Beneficial Shareholders

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained with our transfer agent. If you hold shares in street name, you will receive voting instructions from your brokerage firm, bank, trustee or other nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date and obtain a legal proxy from your broker, bank or other nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•	FOR the election of each of the director nominees. Please see Page 5 in this Proxy Statement for information on the experience and qualifications of each nominee.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted:

•	FOR the election of each of the director nominees named in this Proxy Statement; and

•

In accordance with the recommendation of our board of Directors “For” or “Against” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of Common stock and Class B common stock representing a majority of the combined voting power of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting. As of the record date, there were 30,214,077 shares of Common stock outstanding and 4,987,360 shares of Class B common stock outstanding, all of which are entitled to be voted at the annual meeting.

As of the record date, our directors and executive officers and entities affiliated with these persons owned (i) Common stock representing 0.8% of the outstanding shares of Common stock and (ii) Class B common stock representing 91.1% of the outstanding shares of Class B common stock, together representing 57.0% of the aggregated combined votes of Common stock and Class B common stock entitled to be cast at the annual meeting. Such persons and entities represent a majority of the combined voting power of the outstanding shares of common stock on the record date and thus constitute a quorum, and we believe that such persons and entities will vote all of their shares of Common stock and Class B common stock in favor of all proposals set forth in the Proxy Statement.

If less than a majority of the combined voting power of the outstanding shares of Common stock and Class B common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

If a quorum is present at the annual meeting, the nominees receiving the greatest numbers of votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, shall be elected as directors.

A properly executed proxy marked “WITHHOLD VOTE” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but it will be counted as present at the annual meeting for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but abstentions will not have an effect on the outcome of any proposal.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner, and that nominee does not vote the shares because it (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to a particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, which include all of the proposals described in this Proxy Statement.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) and in each other Proposal described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then no votes will be cast on your behalf.

If any “routine” matters are properly brought before the annual meeting, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible, into three equal divisions, each of which serves for a staggered three year term.

The three directors whose terms expire at the 2015 annual meeting of shareholders are Cesar L. Alvarez, Aaron J. Nahmad and Albert H. Nahmad. Upon the recommendation of the Nominating & Strategy Committee, our Board has nominated Cesar L. Alvarez, Aaron J. Nahmad and Albert H. Nahmad for re-election at the 2015 annual meeting of shareholders, each of whom would serve for a three-year term expiring at the 2018 annual meeting of shareholders, and each has consented to serve if elected. Cesar L. Alvarez has been nominated as a director to be elected by the holders of Common stock, and Aaron J. Nahmad and Albert H. Nahmad have been nominated as directors to be elected by the holders of Class B common stock.

Holders of our Common stock have previously elected David C. Darnell and Steven R. Fedrizzi to serve as directors for terms expiring at the 2016 and 2017 annual meetings of shareholders, respectively. Holders of our Class B common stock have previously elected Denise Dickins, Barry S. Logan, Paul F. Manley and Bob L. Moss to serve as directors for terms expiring at the 2017, 2016, 2017 and 2016 annual meetings of shareholders, respectively.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, have an understanding of the interests and issues that are important to our shareholders and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other and each of their respective experiences, skills and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background and professional experience, they together comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Biographies and Qualifications of Nominees and Other Directors

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appear below.

Nominees

Albert H. Nahmad, 74, has served as our Chairman of the Board, President and Chief Executive Officer since December 1972. Mr. Nahmad is the Chair of the Nominating & Strategy Committee. He has more than 40 years of leadership experience as our President and Chief Executive Officer and has broad knowledge of our Company and long-standing experience with the HVAC/R industry.

Cesar L. Alvarez, 67, has served as the Co-Chairman of the international law firm Greenberg Traurig, P.A. (“Greenberg”) since February 2012. Mr. Alvarez previously served as Greenberg’s Chief Executive Officer from 1997 until his election as Executive Chairman in 2010 and as its Executive Chairman from 2010 until his election as Co-Chairman.

Mr. Alvarez was elected to the Board in 1997 and is a member of the Nominating & Strategy Committee. The Board nominated Mr. Alvarez as a director because of his management experience as the current

Co-Chairman and as former Executive Chairman and Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country and abroad as well as his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies.

Mr. Alvarez also serves on the boards of directors of Mednax, Inc., Fairholme Funds, Inc., St. Joe Company, Sears Holdings Corporation and Intrexon Corporation.

Aaron J. Nahmad, 33, has served as our Vice President of Strategy and Innovation since July 2010 and as Director of Global Business Development since 2005. Mr. Nahmad holds a B.A. from the University of Pennsylvania and a M.B.A. from New York University’s Leonard N. Stern School of Business. Aaron J. Nahmad is the son of Albert H. Nahmad.

Mr. Nahmad has served as a member of the Board since 2011 and is a member of the Nominating & Strategy Committee. The Board nominated Mr. Nahmad as a director because of his experience as Vice President of Strategy and Innovation, the Company’s development and execution of new technologies and his accomplished educational background in business.

Other Directors

David C. Darnell, 62, has served as the Vice Chairman of Bank of America Corporation (“Bank of America”) since August 2014. Mr. Darnell previously served as the President of Bank of America’s Global Commercial Banking team from 2005 until his election as Co-Chief Operating Officer in 2011 and as its Co-Chief Operating Officer from 2011 until his election as Vice Chairman. Mr. Darnell joined Bank of America in 1979 and is now responsible for the Global Wealth and Investment Management division, which represents one of the largest firms in the world with $2.5 trillion in total client balances and nearly 17,000 wealth advisors.

Mr. Darnell has served as a member of the Board since 2012. The Board concluded that Mr. Darnell should serve as a director because of his years of executive oversight and senior management experience in the banking industry.

Dr. Denise Dickins, 53, is an Associate Professor of Accounting and Auditing at East Carolina University where she has been employed since 2006. From 2002 to 2006, she was an instructor of various accounting courses at Florida Atlantic University. Prior to that, she was with Arthur Andersen LLP where she served in different capacities from 1983 to 2002, including Partner in Charge of the South Florida Audit Division. Dr. Dickins is a certified public accountant and certified internal auditor.

Dr. Dickins was elected to the Board in 2007 and is the Co-Chairperson of the Audit Committee. The Board concluded that Dr. Dickins should serve as a director because of her accomplished professional and academic experience in accounting and auditing as well as her other public company board experience, including experience with matters addressed by audit committees.

Dr. Dickins serves on the board of directors of two other publicly-traded companies, Steiner Leisure Ltd., where she is a member of the governance and nominating committee and is the Chairperson of the audit committee, and Great Lakes Dredge & Dock, where she is the Chairperson of the audit committee. She also served on the board of directors and the audit, compensation and nominating committees of TradeStation Group, Inc. until its sale in June 2011.

Steven R. Fedrizzi, 60, is the Chief Executive Officer of the U.S. Green Building Council (“USGBC”), a non-profit organization dedicated to sustainable building design and construction, and the Chief Executive Officer of the Green Building Certification Institute. Mr. Fedrizzi was one of the original co-founders of the USGBC in 1993 and was appointed President and Chief Executive Officer in April 2004. Prior to 2004,

Mr. Fedrizzi had a distinguished 25 year career at United Technologies Corporation (“UTC”), where he served as an in-house environmental consultant and in various marketing positions.

Mr. Fedrizzi has served as a member of the Board since 2010. The Board concluded that Mr. Fedrizzi should serve as a director because he is a recognized leader in the global sustainability movement and an early promoter of green building methods. His skills and experience strengthen our ongoing commitment of providing consumers with energy efficient and environmentally responsible products.

Mr. Fedrizzi serves on the boards of directors of a number of non-profit organizations.

Barry S. Logan, 52, has served as our Senior Vice President since November 2003 and as Secretary since 1997. Mr. Logan served as Vice President of Finance and Chief Financial Officer from 1997 to October 2003, as Treasurer from 1996 to 1998 and in other capacities beginning in 1992. Mr. Logan is a certified public accountant.

Mr. Logan has served as a member of the Board since 2011. The Board concluded that Mr. Logan should serve as a director because his long tenure with Watsco makes his service on the Board extremely valuable.

Paul F. Manley, 78, has been retired since serving as Executive Director of the law firm of Holland & Knight from 1987 to 1991. From 1982 to 1987, Mr. Manley served as Vice President of Planning at Sensormatic Electronics Corporation. Prior to 1982, Mr. Manley served as the Managing Partner of the Miami office of Arthur Young & Company.

Mr. Manley was elected to the Board in 1984 and is the Co-Chairperson of the Audit Committee and Chair of the Compensation Committee. Additionally, Mr. Manley serves as our lead independent director. The Board concluded that Mr. Manley should serve as a director because of his executive oversight and senior management experience as well as his financial expertise in accounting and auditing.

Bob L. Moss, 67, is the Chairman and Chief Executive Officer of Moss & Associates LLC, founded in 2004, which is one of the largest general contractors in the Southern United States. Mr. Moss previously served as chairman of the board and Chief Executive Officer of Centex Construction Group from 2000 to 2002, the largest domestic general building contractor in the nation. Mr. Moss previously served as a director of Watsco for 20 years from 1992 to 2012.

Mr. Moss was appointed to the Board in 2014 and is a member of the Audit Committee, Compensation Committee and Nominating & Strategy Committee. The Board concluded that Mr. Moss should serve as a director because of his years of executive oversight and senior management experience in the construction industry as well as his prior experience as a director of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are available on our website at www.watsco.com, under the caption “Corporate Governance Guidelines” within the Corporate Governance section. These materials may also be requested in print by writing to our Investor Relations Department at Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Codes of Ethics and Conduct

The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risk to the

Company. We maintain an Employee Code of Business Ethics and Conduct that is applicable to all employees. Additionally, we maintain a Code of Conduct for Executives that is applicable to members of our Board, executive officers and senior operating and financial personnel, including provisions applicable to our senior financial officers consistent with the Sarbanes-Oxley Act of 2002. These codes require continued observance of high ethical standards, such as honesty, integrity and compliance with the law in the conduct of our business. These codes are publicly available on our website at www.watsco.com, under the caption “Codes of Conduct” within the Corporate Governance section. We intend to post on our website amendments to or waivers from our Code of Conduct for Executives (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer). There were no amendments or waivers from our Code of Conduct for Executives in 2014. Violations under either code of conduct must be reported to the Audit Committee. We will provide a copy of these materials to any person without charge, upon written request to our Investor Relations Department at Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

BOARD OF DIRECTORS

Board Leadership Structure

Albert H. Nahmad, our Chief Executive Officer (“CEO”) and President, also serves as the Chairman of the Board. The Board believes that this leadership model is appropriate for the following reasons:

•

our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. See “Corporate Governance Guidelines” and “Codes of Ethics and Conduct” above;

•	our independent directors meet in regularly scheduled executive sessions led by our lead independent director without our CEO or any other members of management present;

•	the combined roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy; and

•	the Board has demonstrated that it has functioned effectively and believes it will continue to function effectively with its current leadership structure and with Albert H. Nahmad as its Chairman.

In order to mitigate any potential disadvantages of one person serving as both CEO and Chairman of the Board, the Board has developed the role of a strong lead independent director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to uphold effective governance standards. The position of lead independent director is currently held by Paul F. Manley, who also serves as Co-Chairman of the Audit Committee and Chairman of the Compensation Committee.

The lead independent director has the following duties and responsibilities:

•	advise the Chairman as to an appropriate schedule of Board meetings;

•	review and provide the Chairman with input regarding the agendas for the Board meetings;

•	preside at all Board meetings at which the Chairman is not present, including executive sessions of the non-management directors, and apprise the Chairman of the issues considered;

•	be available for direct communication with the Company’s shareholders;

•	call meetings of the non-management directors when necessary or appropriate; and

•	perform such other duties as the Board may from time to time determine.

In determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management, in addition to the effectiveness of the role of the lead independent director and the combined role of CEO and Chairman of the Board.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board’s mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team, which is charged with the conduct of our business, and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing our business strategy and assessing and managing risks.

Board Role in Risk Oversight

The Board carries out its role in the oversight of risk directly and through its committees. The Board’s direct role includes the consideration and understanding of risk in the strategic and operating plans that are presented to the Board by management. Additionally, the Board’s committees carry out the Board’s oversight of risk as follows:

•

the Audit Committee oversees the integrity of the Company’s financial reporting process and internal control environment, legal and regulatory compliance, qualifications of our independent registered public accounting firm, performance of our internal audit function, financial and disclosure controls, adherence to the Company’s Codes of Conduct and makes determinations regarding significant transactions with related parties;

•

the Compensation Committee determines the compensation of our CEO and Vice President of Strategy and Innovation (“VPSI”), reviews the compensation of the other executive officers, administers benefit plans and policies with respect to our executive officers and considers whether any of those plans or policies create risks that are likely to have a material adverse effect on the Company; and

•	the Nominating & Strategy Committee selects and seeks to retain Board members, evaluates directors and director nominees, and recommends director nominees and the remuneration of directors.

While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks and, as appropriate, bringing them to the attention of the Board.

Director Independence

The Board has adopted independence guidelines for non-management directors to serve on the Board that comply with applicable rules of the New York Stock Exchange, referred to as the “NYSE”. Each non-management director and director nominee satisfies such guidelines. Based on its independence review, the Board affirmatively determined that each of the following directors is independent: Cesar L. Alvarez; David C. Darnell; Denise Dickins; Steven R. Fedrizzi; Paul F. Manley; and Bob L. Moss. In determining that Mr. Alvarez was independent, the Board considered the legal services provided to us by Greenberg, a law firm for which Mr. Alvarez serves as Co-Chairman, and in determining that Mr. Darnell was independent, the Board considered the bank-related services provided to us by Bank of America, a bank for which Mr. Darnell serves as Vice Chairman. Following such consideration, the Board determined that the services provided by Greenberg and Bank of America did not affect the independence of Mr. Alvarez or Mr. Darnell, respectively. See “Certain Relationships and Related Person Transactions.” Our independence guidelines are included in the Corporate Governance Guidelines, which are available on our website at www.watsco.com, under the caption “Corporate Governance Guidelines” within the Corporate Governance section.

Board Meetings

The Board took action by unanimous written consent four times and held five meetings during 2014. Each of the directors attended 80% or more of the aggregate number of meetings of the Board and the committees on which the director served in 2014. Our non-management directors meet at regularly scheduled executive sessions without management present.

Our Corporate Governance Guidelines provide that all directors should make every effort to attend our shareholder meetings. Eight of our directors attended the 2014 annual meeting of shareholders.

Board Committees

The Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: (1) the Audit Committee; (2) the Compensation Committee; and (3) the Nominating & Strategy Committee. Only independent directors may serve on the Audit and Compensation Committees.

Audit Committee

During 2014, Messrs. Manley and Sape and Dr. Dickins were the members of the Audit Committee. Following Mr. Sape’s resignation from the Board in March 2014, the Board appointed Mr. Moss to serve on the Audit Committee. All Audit Committee members are independent, as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the Securities and Exchange Commission, referred to as the “SEC.” The Audit Committee held five meetings during 2014. All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and Mr. Manley and Dr. Dickins, Co-Chairpersons of the Audit Committee, qualify as “audit committee financial experts” as defined by applicable SEC rules and regulations and meet the current standard of requisite financial management expertise as required by the NYSE and applicable SEC rules and regulations.

The Audit Committee’s functions include overseeing the integrity of our financial statements and internal control over financial reporting, our compliance with legal and regulatory requirements, the qualifications of our independent registered public accounting firm and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our Board have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by our internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls as required by section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The Audit Committee operates under a formal charter that governs its duties and conduct. The charter is reviewed annually by the Audit Committee, and any recommended changes to the charter are submitted to the Board for its approval. A copy of the current Audit Committee charter is available on our website at www.watsco.com, under the caption “Committees” within the Corporate Governance section. The charter is also available in print to any shareholder who requests it in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

The Audit Committee has adopted procedures for dealing with reported violations of our Employee Code of Business Ethics and Conduct and Code of Conduct for Executives to enable confidential and anonymous reporting of improper activities directly to the Audit Committee. See “Codes of Conduct” for additional information.

Please refer to the Report of the Audit Committee, which is set forth in this Proxy Statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2014.

Compensation Committee

During 2014, Messrs. Manley and Sape were the members of the Compensation Committee. Following Mr. Sape’s resignation in March 2014, the Board appointed Mr. Moss to serve on the Compensation Committee. All Compensation Committee members are independent as required by applicable listing standards of the NYSE and applicable SEC rules. The Compensation Committee held six meetings during 2014. The Compensation Committee determines the compensation of our CEO and VPSI, reviews the compensation of the other executive officers and reads and recommends approval to the Board of the Compensation Discussion and Analysis included in our proxy statements. It also administers with respect to our executive officers the Watsco, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”) and our Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan. Please refer to the Report of the Compensation Committee and Compensation Discussion and Analysis, which is set forth in this Proxy Statement, for a further description of our Compensation Committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our Named Executive Officers for 2014.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The charter is reviewed annually by the Compensation Committee, and any recommended changes to the charter are submitted to the Board for its approval. A copy of the current charter is available on our website at www.watsco.com, under the caption “Committees” within the Corporate Governance section. The charter is also available in print to any shareholder who requests it in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Nominating & Strategy Committee

During 2014, Cesar L. Alvarez, Aaron J. Nahmad, Albert H. Nahmad and George P. Sape were the members of the Nominating & Strategy Committee. Following Mr. Sape’s resignation in March 2014, the Board appointed Mr. Moss to serve on the Nominating & Strategy Committee. We have elected to apply the exemption related to a controlled company provided by the NYSE that allows a company that has more than 50% of the voting power held by an individual (Albert H. Nahmad controls common stock having combined voting power of 53.5% of our outstanding common stock as of the record date) to be exempted from complying with rules requiring that only independent directors comprise our Nominating & Strategy Committee or adopt a charter. The Nominating & Strategy Committee is responsible for (a) establishing procedures for the selection and retention of members of the Board, (b) evaluating Board nominees and members and (c) recommending nominees. The Nominating & Strategy Committee is responsible for reviewing at least annually the qualifications of directors and nominees, as well as the composition of the Board as a whole, in accordance with the Company’s corporate governance guidelines. While the Nominating & Strategy Committee has no specific minimum qualifications for director candidates, the Committee takes into account each individual’s independence from management, background and considerations including diversity, age, skills and experience in the context of the needs of the Board. The Nominating & Strategy Committee also considers whether, by significant accomplishment in his or her field, the director or nominee has demonstrated an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, as well as his or her reputation for honesty and ethical conduct in his or her personal and professional activities. While the Company’s corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the Nominating & Strategy Committee considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work.

Shareholders may recommend director nominees by sending a letter to the Nominating & Strategy Committee, or may make a nomination by complying with the notice procedures set forth in our Amended and Restated Bylaws and in accordance with the procedures outlined under “Shareholder Communications” provided in this Proxy Statement. When identifying, evaluating and considering potential candidates for membership on our Board, including those recommended or nominated by shareholders, the Nominating & Strategy Committee considers relevant educational, business and industry experience and demonstrated character and judgment. The manner in which the Nominating & Strategy Committee evaluates nominees for directors does not differ based on whether any such nominee is recommended by a shareholder. Further information related to the Nominating & Strategy Committee is included in our Corporate Governance Guidelines.

The Nominating & Strategy Committee met one time during 2014.

Director Compensation

We pay each director, who is not a Company employee, a $1,000 fee for each meeting of the Board attended in person by such director, and we reimburse directors for their expenses in connection with their activities as directors. We do not pay a fee for director attendance at telephonic meetings. Directors who are also employees do not receive any additional compensation for their service on the Board. The Nominating & Strategy Committee reviews directors’ remuneration and recommends to the Board any proposed changes to director remuneration. In connection with his role as lead director, Audit Committee Co-Chairperson and Chairman of the Compensation Committee, Mr. Manley received annual fees of $55,000 in 2014 (in addition to fees for meeting attendance) and was reimbursed for expenses associated with the performance of his duties. Dr. Dickins received an annual fee of $45,000 (in addition to fees for meeting attendance) for her role as Co-Chairperson of the Audit Committee in 2014 and was reimbursed for expenses associated with the performance of her duties. Our directors are eligible to receive stock options under our 2014 Plan at the discretion of our Compensation Committee. On May 19, 2014, Mr. Moss was granted 10,000 non-qualified stock options for his re-appointment to the Board. We generally grant 20,000 non-qualified stock options to each of our non-management directors upon appointment to the Board.

The following table sets forth the total compensation received by our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Cesar L. Alvarez	$3,000	—		$3,000
David C. Darnell	$4,000	—		$4,000
Denise Dickins	$49,000	—		$49,000
Steven R. Fedrizzi	$3,000	—		$3,000
Paul F. Manley	$59,000	—		$59,000
Bob L. Moss (2)	$3,000	$169,034	(4)	$172,034
George P. Sape (3)	$1,000	—		$1,000

(1)	The following table sets forth the number of stock option awards outstanding for each non-management director as of December 31, 2014.

Name	Outstanding Option Awards
Cesar L. Alvarez	—
David C. Darnell	20,000
Denise Dickins	—
Steven R. Fedrizzi	—
Paul F. Manley	—
Bob L. Moss (2)	10,000
George P. Sape (3)	—

(2)	Mr. Moss was appointed to the Board on March 3, 2014.
(3)	Mr. Sape resigned from the Board on March 3, 2014.
(4)	Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company will recognize this share-based compensation expense over the relevant vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2014 Annual Report on Form 10-K.

Certain Relationships and Related Person Transactions

We review, at least annually, all relationships and transactions in which the Company and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We may use outside legal counsel to assist in such determination. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee Charter, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. The following is a summary of certain agreements and transactions among related parties and us. It is our policy that any such agreements and transactions must be entered into in good faith and on fair and reasonable terms that are no less favorable to us than those that would be available to us in a comparable transaction in arms-length dealings with an unrelated third party. We believe that all agreements and transactions described below met that standard at the time they were effected and approved or ratified by the Audit Committee.

Mr. Alvarez, a director, is the Co-Chairman of Greenberg, which receives customary fees for legal services. During 2014, we paid Greenberg approximately $120,000 for services performed. We currently anticipate that this arrangement will continue.

Mr. Darnell, a director, is the Vice Chairman of Bank of America, which provides services to us, including as one of the lenders under our syndicated revolving credit agreement, the lessor for our corporate aircraft, cash management services and other bank-related services. During 2014, we paid Bank of America approximately $3,300,000 for banking services and lease payments. We currently anticipate that these arrangements will continue. For additional information on our revolving credit agreement, please refer to Note 6 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2014.

Aaron J. Nahmad, a director and our Vice President of Strategy and Innovation, is the son of Albert H. Nahmad, our Chairman of the Board, President and CEO. Aaron J. Nahmad receives annual compensation and benefits that are consistent with the compensation and benefits provided to other executive officers with equivalent qualifications, experience and responsibilities. For further information, see the Compensation Discussion and Analysis, compensation tables and narrative discussion thereof contained in this Proxy Statement.

Shareholder Agreement

In 2009, we formed a joint venture with Carrier Corporation, which we refer to as Carrier, and issued 2,985,685 shares of Common stock and 94,784 shares of Class B common stock to Carrier as consideration. Watsco and Carrier entered into a shareholder agreement, referred to as the Shareholder Agreement. In 2012, we formed another joint venture with UTC Canada Corporation, which we refer to as UTC Canada, an affiliate of Carrier, and issued 1,250,000 shares of Common stock as consideration. At that time, we amended and restated the Shareholder Agreement. The Shareholder Agreement defines Carrier, its parent corporation, UTC, and all of UTC’s subsidiaries, including Carrier and UTC Canada as the “Shareholder Group Members”. The Shareholder Agreement applies to all shares beneficially owned by them.

Among other things, the standstill and restrictions section of the Shareholder Agreement provides that, for as long as Carrier’s and UTC Canada’s aggregate ownership of our Common stock and Class B common stock exceeds five percent (5%) of the total number of outstanding shares of Common stock and Class B common stock:

•

at any meeting of our shareholders (or any adjournment or postponement thereof), however called, or in connection with any action by written consent or other action of our shareholders, Carrier and UTC Canada must vote (or cause to be voted) all of the shares of our common stock beneficially owned by them and the Shareholder Group Members in the same proportion as votes cast for, against or abstain by all other holders of our common stock; and

•

at any meeting of our shareholders (or any adjournment or postponement thereof), however called, or in connection with any action by written consent or other action of our shareholders, pursuant to which holders of any class of our common stock are entitled to vote as a separate class, Carrier and UTC Canada must vote (or cause to be voted) all of the shares of such class of our common stock beneficially owned by them and by Shareholder Group Members in the same proportion of votes cast for, against or abstain by all other holders of such class of our common stock.

The Shareholder Agreement also provides, among other things, that Shareholder Group Members may not, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, unless specifically requested by us in writing:

•

any shares, or the power to vote and/or direct the vote of shares, of our Common stock and Class B common stock that would result in the Shareholder Group Members owning in aggregate more than 19.9% of the total number of shares, or voting power, of our Common stock and Class B common stock then outstanding; or

•	any material assets of Watsco or any subsidiary thereof, other than i) in the ordinary course of business or ii) assets of the joint venture or any of its subsidiaries.

In addition, the Shareholder Agreement provides, among other things, that Shareholder Group Members shall not:

•	make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Watsco;

•	submit to Watsco any shareholder proposal for inclusion in any proxy statement;

•	seek or propose to obtain representation on the Board;

•	make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving us or our securities or assets;

•	form, join or in any way participate in a group in connection with any of the foregoing; or

•

seek in any way which would require public disclosure under applicable laws to have any provision of the standstill and restrictions section of the Shareholder Agreement amended, modified or waived or otherwise take any actions with the purpose or effect of avoiding or circumventing any provision of the standstill and restrictions section of the Shareholder Agreement.

Communications with the Company and the Board

All interested parties may communicate with the Company by writing to our Investor Relations Department at Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. You may also contact the Company by e-mail at info@watsco.com.

All interested parties may communicate with our Board by calling (800) 4WATSCO in the United States and leave a message for the lead independent director. You may also contact the lead independent director by e-mail at presidingdirector@watsco.com or by going to our website at www.watsco.com, under the caption “Lead Director” within the Corporate Governance section. Regardless of the method you use, the lead independent director will be able to view your unedited message. The lead independent director will determine whether to relay your message to other members of the Board.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2016 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Corporate Secretary no later than December 12, 2015. Any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no later than February 26, 2016, or such proposal will be considered untimely. If a shareholder proposal is received after February 26, 2016, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2016 annual meeting of the shareholders.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by:

•	each shareholder known by us to beneficially own more than 5% of any class of our voting securities;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as are required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, March 30, 2015. As of the record date, we had 30,214,077 shares of Common stock and 4,987,360 shares of Class B common stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned(2)		Class B Common Stock Beneficially Owned(2)		Combined Percentage of Voting Power
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of any class of Common Stock:
United Technologies Corporation (3)	4,235,685	14.0%	94,784	1.9%	6.5%
FMR LLC (4)	2,933,652	9.7%	—	—	3.7%
BlackRock, Inc. (5)	2,435,121	8.1%	—	—	3.0%
The Vanguard Group (6)	1,598,254	5.3%	—	—	2.0%

Directors, Director Nominees and Named Executive Officers:
Albert H. Nahmad (7)	1,294	*	4,286,853	86.0%	53.5%
Barry S. Logan (8)	115,525	*	126,246	2.5%	1.7%
Aaron J. Nahmad (9)	2,792	*	104,305	2.1%	1.3%
Ana M. Menendez (10)	70,235	*	50,200	1.0%	*
David C. Darnell (11)	20,000	*	—	—	*
Cesar L. Alvarez	27,657	*	—	—	*
Dr. Denise Dickins	5,296	*	—	—	*
Steven R. Fedrizzi	2,113	*	—	—	*
Bob L. Moss (12)	19,467	*	—	—	*
Paul F. Manley (13)	6,248	*	1,255	*	*
All directors, director nominees and named executive officers as a group (10 persons) (14)	270,627	*	4,568,859	91.1%	57.2%

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.
(2)

Percentages are based on 30,214,077 shares of Common stock and 4,987,360 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)	Based on Schedule 13G/A filed on May 7, 2012. United Technologies Corporation (“UTC”) is deemed to be the beneficial owner of 4,330,469 shares of common stock, 3,080,469 of which are owned directly by Carrier Corporation, which is a wholly owned subsidiary of UTC, and 1,250,000 shares of which are owned directly by UTC Canada Corporation, which is a wholly owned subsidiary of UTC. UTC has shared voting power and shared dispositive power over 4,330,469 of such shares. Carrier Corporation has shared voting power and shared dispositive power over 3,080,469 of such shares. The address of UTC is One Financial Plaza, Hartford, Connecticut 06101. The address of Carrier Corporation is One Carrier Place, Farmington, Connecticut 06034.
(4)	Based on Schedule 13G filed on February 13, 2015. FMR LLC, a parent holding company, has sole dispositive power over 2,933,652 of such shares and sole voting power over 72,151 of such shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(5)

Based on Schedule 13G/A filed on January 23, 2015. BlackRock, Inc., a parent holding company, has sole dispositive power over 2,435,121 of such shares and sole voting power over 2,330,076 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(6)	Based on Schedule 13G/A filed on February 10, 2015. The Vanguard Group, an investment advisor, has sole dispositive power over 1,565,119 of such shares, shared dispositive power over 33,135 of such shares and sole voting power over 35,535 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(7)	The number of shares of Common stock indicated are owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust (“401(k) Plan”). The number of shares of Class B common stock indicated consists of (i) 330,572 shares directly owned, (ii) 498,845 shares owned by various family-related trusts, (iii) 1,330,000 shares owned by Albert Capital LP, a limited partnership over which Mr. Nahmad maintains effective control, (iv) 25,000 shares owned by custodial accounts over which Mr. Nahmad is the custodian, (v) 1,415,622 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (vi) 629,814 additional shares issued under Restricted Stock Agreements and (vii) 57,000 shares owned by the Albert H. and Jane D. Nahmad Foundation, Inc., a charitable organization over which Mr. Nahmad shares voting power with family members.
(8)	The number of shares of Common stock indicated consists of (i) 4,000 shares directly owned, (ii) 2,325 shares owned pursuant to the 401(k) Plan, (iii) 450 shares owned in an Individual Retirement Account and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 23,046 shares directly owned and (ii) 103,200 shares issued under Restricted Stock Agreements.
(9)	The number of shares of Common stock indicated consists of (i) 1,408 shares directly owned, (ii) 1,150 shares owned by Mr. Nahmad’s spouse and (iii) 234 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 51,605 shares directly owned, (ii) 40,700 shares issued under Restricted Stock Agreements and (iii) 12,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan.
(10)	The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,281 shares owned pursuant to the 401(k) Plan and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 35,200 shares issued under Restricted Stock Agreements and (ii) 15,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan.

(11)	The number of shares of Common stock indicated consists of shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan.
(12)	The number of shares of Common stock indicated consists of (i) 10,000 shares for which Mr. Moss shares voting and dispositive power with his spouse, (ii) 1,800 shares owned in an Individual Retirement Account, (iii) 1,000 shares owned by Mr. Moss’ spouse and (iv) 6,667 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan. Mr. Moss disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.
(13)	The number of shares of Common stock indicates shares owned by trusts controlled by Mr. Manley. The number of shares of Class B common stock indicates shares owned by a trust controlled by Mr. Manley.
(14)	Includes shares beneficially owned by directors and named executive officers as described in footnotes (7)-(13).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2014, all applicable Section 16(a) filing requirements were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2014 with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	241,450	(2)	$73.62	2,523,175	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	241,450		$73.62	2,523,175

(1)	See Note 8 to the consolidated financial statements included in our 2014 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)	Composed of 206,950 shares of Common stock and 34,500 shares of Class B common stock.
(3)	Composed of 2,007,971 shares reserved for issuance under the 2014 Plan and 515,204 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan (the “ESPP”). An aggregate of 6,995 shares of Common stock were purchased under the ESPP in 2014.

EXECUTIVE OFFICERS

The names of our four executive officers are set forth in the table below, and we refer to such persons as our Named Executive Officers (“NEOs”). In the following Compensation Discussion and Analysis, we describe the policies and practices that relate to the compensation of our NEOs.

Name	Title
Albert H. Nahmad	Chairman of the Board, President and Chief Executive Officer (“CEO”)
Ana M. Menendez	Chief Financial Officer and Treasurer (“CFO”)
Barry S. Logan	Senior Vice President and Secretary (“SVP”)
Aaron J. Nahmad	Vice President of Strategy and Innovation (“VPSI”)

Biographical information for Albert H. Nahmad, Barry S. Logan and Aaron J. Nahmad can be found in the section entitled “Proposal No. 1—Election of Directors.”

Ana M. Menendez, 50, has served as our Chief Financial Officer and Treasurer since November 2003, as Treasurer since 1998 and as Assistant Secretary since 1999. Ms. Menendez is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are committed to a philosophy of pay for performance, and the Compensation Committee, which we refer to as the “Committee” in this Compensation Discussion and Analysis and the tables that follow, reviews our compensation programs on an ongoing basis to ensure that our compensation policies serve the best interests of the Company and our shareholders. We describe in greater detail below in this Compensation Discussion and Analysis how we link performance with pay for our NEOs.

Consideration of Shareholder Advisory Vote on Executive Compensation

In 2014, shareholders were presented with a non-binding advisory proposal to approve the compensation of our NEOs, which shareholders approved by 74% of the votes cast on the proposal. The Committee considers the results of the advisory votes on executive compensation together with the Company’s compensation philosophy, as described in this Compensation Discussion and Analysis, when considering executive compensation arrangements, including any changes to the executive compensation program. The next non-binding advisory vote to approve the executive compensation of our NEOs will be held at our 2017 annual meeting.

Oversight of Executive Compensation

The Board delegated to the Committee its responsibility for determining total compensation for our NEOs. The Committee consists of two directors appointed by the Board. Each member is independent in accordance with applicable rules and regulations of the SEC and NYSE.

The responsibilities of the Committee, as stated in its charter, include the following:

•	to fairly and justly determine short, intermediate and long-term compensation for the NEOs;

•

to regularly re-evaluate executive compensation practices to ensure the fairness, relevance, support of the strategic goals of the Company and contribution to the creation of long-term shareholder value;

•

to consider the relevant mix of compensation based upon three components: base salary, annual cash incentives and long-term share-based compensation (non-qualified stock options and non-vested (restricted) stock), each of which is intended to be an important part of an overall compensation package; and

•

to develop a compensation plan that allocates a significant portion of the executives’ total compensation through incentives and other forms of longer-term compensation linked to Company performance and the creation of shareholder value, including share-based awards and programs.

The Committee is responsible each year to:

•	within the first 90 days of the calendar year, determine with the CEO his base salary and incentive compensation for that year;

•	review and approve, in advance, any changes to the compensation of the CFO and SVP;

•	unilaterally determine the compensation of the VPSI;

•	review and discuss with management the disclosures made in the Compensation Discussion and Analysis prior to the filing of our proxy statement for the annual meeting of shareholders; and

•	complete a Committee self-evaluation to ensure that the Committee has performed all items required under its Charter.

Role of Named Executive Officers in Determining Compensation

None of our NEOs has a direct role in determining the amount of his or her compensation. Our CEO recommends compensation packages for our NEOs, except for the VPSI and himself. The CEO’s assessment of each executive’s compensation is based on the particular executive’s general responsibilities, the overall financial performance of the Company, the performance of the department or function that each executive leads and the collective success of the team meeting certain strategic priorities. Our CEO has considerable discretion in respect of the compensation packages he recommends.

Executive Compensation Philosophy

The long-standing objective considered in the design of executive compensation is to closely align compensation with the long-term interests of the Company and its shareholders. This core philosophy is the foundation of our executive compensation decisions and reflected in a set of guiding principles. The application of these principles enables us to create a meaningful link between compensation and long-term, sustainable growth for our shareholders. The guiding principles are as follows:

•	Pay for Performance – A significant portion of compensation should be variable, contingent and directly linked to individual and Company performance.

•	Shareholder Alignment – The financial interest of executives should be aligned with the interests of our shareholders through share-based compensation that correlate with long-term shareholder value.

•	Long-Term Focus – Long-term share-based compensation for executives should significantly outweigh short-term compensation.

•

Sharing of Risk – Variable compensation should represent the greatest portion of total compensation in order to directly link compensation with both the upside opportunity and the downside risk associated with the Company’s actual performance. For the NEO’s, variable compensation represented 85% of their total compensation for 2014.

•

Competitiveness – Total compensation should be competitive to attract, retain and motivate an executive team capable of maximizing shareholder value. Each element should be determined based on an assessment of internal pay, external market competitiveness and total shareholder value creation.

•

Balance – The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Incentive compensation opportunities should reward the appropriate balance of short-term and long-term financial and strategic results. Long-term share-based compensation opportunities should significantly outweigh short-term cash-based opportunities. For the NEOs, short-term incentives represented 5% of variable compensation, and long-term incentives represented 95% of variable compensation in 2014.

Elements of Executive Compensation

Our executive compensation is made up of three principal elements: base salary; annual cash incentives; and long-term share-based compensation, each of which is intended to be an important part of total executive compensation. Each year, the Committee reviews the compensation for our NEOs and sets compensation for our VPSI and CEO. Our CEO determines, in his discretion, base salaries for all other NEOs, after consultation with and subject to the approval of the Committee. The Committee has the opportunity to meet with the executives at various times during the year, which allows the Committee to form its own assessment of each individual’s performance.

Use of Discretion

The determination of the amount of each element of compensation for NEOs, other than the CEO, is discretionary and is not weighted or based on specific performance metrics; therefore, the relative amount of each element of compensation may vary from year-to-year. As described above, however, our core compensation philosophy focuses on long-term performance, which results in a relatively high portion of executive compensation in the form of share-based compensation. The annual base salary and incentive compensation for the CEO is discussed separately below.

Named Executive Officers other than the CEO

Base Salary

Base salary is designed to adequately compensate and reward the NEOs for their day-to-day performance. Our CEO determines, in his discretion, base salaries for all NEOs, other than the VPSI and himself, after consultation with and subject to the approval of the Committee. When setting and adjusting each NEO’s salary level, the executive’s roles and responsibilities, experience, potential and performance are considered. Other factors are considered such as the annual merit increase paid to all other Company employees, demand in the labor market for the particular executive and succession planning. These factors are not weighted. Adjustments to base salary are discretionary and based on an overall assessment of all of these factors. Additionally, neither base salary nor any other element of executive compensation is benchmarked at any particular level versus a peer group or compensation survey data. Instead, reasonable judgment is used to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

The Committee reviews NEO salaries annually and sets the salaries for our VPSI and CEO. Effective July 1, 2014, the Committee approved an increase in the base salary of our VPSI from $225,000 to $250,000 based on an increase in his responsibilities. The determination was made that the base salaries for the other NEOs were adequate based on their respective roles and responsibilities; therefore, we made no adjustments in 2014. The salaries paid to the NEOs during 2014 are shown in the 2014 Summary Compensation Table presented in this Proxy Statement.

Annual Cash Incentives

Annual cash incentives are used to reward NEOs for their current contributions to the Company and to align executive compensation with annual performance. Our CEO determines, in his discretion, annual cash incentives for all NEOs, other than the VPSI and himself, after consultation with and subject to the approval of the Committee. Some of the factors considered when determining these incentives include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that each executive leads and an assessment of the executive team’s collective achievement of strategic priorities. The Committee’s approval and determination whether to pay cash incentives has been, and continues to be, entirely discretionary and is not based on any specific performance-based factors.

For 2014, the CEO determined and the Committee approved an annual cash incentive of $170,000 each for our CFO and SVP based on the overall financial performance of the Company. Also, the Committee determined and approved an annual cash incentive of $170,000 for our VPSI for 2014 based on the overall financial performance of the Company. Factors considered in these determinations included record performance in revenues, operating income and diluted earnings per share. The annual cash incentives paid to the NEOs during 2014 are shown in the 2014 Summary Compensation Table presented in this Proxy Statement.

Share-Based Compensation

We currently maintain one share-based compensation plan, the 2014 Plan, which provides a broad variety of share-based compensation alternatives. At December 31, 2014, the 2014 Plan had a total of approximately 200 participants. As of December 31, 2014, awards under the 2014 Plan consisted of: (1) non-qualified stock options; and (2) awards of non-vested (restricted) stock. Grants are made to retain executives, align their incentives with the long-term interests of our shareholders and reward them for potential long-term contributions. Our CEO determines, in his discretion, the allocation between awards of non-qualified stock options and non-vested (restricted) stock for all NEOs, other than the VPSI and himself, after consultation with and subject to the approval of the Committee.

Share-based compensation awards generally provide either medium-term or long-term incentives. Awards of non-qualified stock options are granted as medium-term incentives, which generally vest in two equal installments over three and four years of service. By comparison, non-vested (restricted) stock vests upon an executive’s retirement age, generally resulting in longer vesting schedules; therefore, such awards are granted as long-term incentives.

As described above, our core compensation philosophy is heavily-weighted toward long-term incentives, which create an owner-oriented culture; therefore, the discretionary allocation between non-qualified stock options and non-vested (restricted) stock generally favors the latter.

Stock Options

Stock options provide executives with an opportunity to purchase our Common stock at an exercise price equal to the market price of our Common stock on the grant date. Options under the 2014 Plan generally vest over three to four years of service. Vesting may accelerate in certain circumstances prior to the original vesting date. There is a limited term in which the optionee can exercise stock options, known as the option term. Options under the 2014 Plan have a term of five years. A stock option becomes valuable only if our Common stock price increases above the option exercise price, and the holder of the option remains employed during the period required for the option to “vest”; therefore, these options provide an incentive for the holders to remain employed with us.

In recent years, the CEO has determined and the Committee has approved that, as between awards of non-qualified stock options and non-vested (restricted) stock, incentives would be composed entirely of non-vested (restricted) stock, which generally vest over a significantly longer period of time than stock options. This determination was based on our philosophy that compensation should both (i) help establish a culture whereby executives think and act with a long-term point of view (i.e. create an owner-oriented culture) and (ii) provide executives with an incentive to sustain their career with the Company. No stock options were granted to the NEOs for the 2014 fiscal year. The approval and determination not to award stock options to the NEOs has been, and continues to be, entirely discretionary and is not based on any specific performance-based factors or because of any failure on the part of the executives to meet performance expectations. Instead, the determination was based on our core compensation philosophy outlined above.

Non-Vested (Restricted) Stock

Awards of non-vested (restricted) stock are designed to focus on the long-term performance of the Company for the duration of an executive’s career and are subject to forfeiture until certain specified events occur (generally, retirement age, death, disability or a change in control of the Company). These features enhance our ability to retain, throughout their entire careers, those individuals who are key to the creation of shareholder value. Shares of non-vested (restricted) stock may be shares of either our Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of a restricted period. A participant granted non-vested (restricted) stock generally has all of the rights of a shareholder of the Company, including the right to vote and the right to receive dividends. Awards of non-vested (restricted) stock are granted at no cost to the employee.

Non-vested (restricted) stock awards vary each year and, in the case of NEOs other than the VPSI, are based in the discretion of the CEO, after consultation with and subject to the approval by the Committee. For our VPSI, the award is based solely in the discretion of the Committee. We have no formal program or pre-established performance or financial targets that determine the amount, if any, of awards. The Committee’s decision to grant non-vested (restricted) stock awards is based on the subjective weighting of the factors described below, together with the overall performance of the Company.

The CEO and the Committee consider the following factors with respect to the amount of an individual NEO’s non-vested (restricted) stock award:

•	the individual’s personal contribution toward Company performance and overall achievements;

•	current levels of equity held by such NEO in comparison to other NEOs;

•	the NEO’s role within the Company;

•	the NEO’s tenure with the Company;

•	the NEO’s prospective retirement age (which is generally when vesting occurs); and

•	the compensation cost of the awards to the Company.

During 2014, the amount of non-vested (restricted) stock awarded to our NEOs was based on their respective current levels of equity relative to the other NEOs. The grant date fair value of the non-vested (restricted) stock awarded to the NEOs during 2014 is shown in the 2014 Grants of Plan-Based Awards Table presented in this Proxy Statement.

Authorization of Share-Based Awards

The Committee approves the grant of share-based compensation to the CEO. The Committee has delegated to the CEO the authority to grant options and award restricted stock under the 2014 Plan to the other NEOs except for the VPSI. The amounts granted to NEOs vary each year and are based on the discretion of the Committee in the case of the CEO and VPSI, and the discretion of the CEO in the case of the other NEOs.

Other than in connection with the CEO’s annual incentive opportunity, as discussed below, we do not have a formal policy or timetable for the granting of share-based compensation. Generally, we consider grants annually, during performance reviews or upon hiring. The decision to award only non-vested (restricted) stock in 2014 was based on our core philosophy described above, together with the recognition that medium-term incentives (i.e. non-qualified stock options) were already outstanding.

Additional long-term incentive compensation information related to the NEOs is included in the 2014 Summary Compensation Table, the 2014 Grants of Plan Based Awards Table and the Outstanding Equity Awards as of December 31, 2014 Table presented in this Proxy Statement.

Chief Executive Officer

Albert H. Nahmad has served as our Chairman of the Board, President and CEO since December 1972. His leadership has been instrumental in our growth and success over the past 42 years, and his leadership continues to be of great importance to our future performance. Given the foregoing, Mr. Nahmad’s compensation is materially different to, and greater than, the compensation paid to our other NEOs.

Financial Metrics Used in Executive Compensation

Two key financial metrics are considered in measuring performance for our CEO:

Earnings per Share

To ensure that compensation is proportional to the return on investment earned by shareholders, we use earnings per share, or EPS, as one of the metrics to determine annual incentive compensation for our CEO. EPS is defined as diluted earnings per share calculated in accordance with U.S. generally accepted accounting principles.

Common Stock Price

As is the case with EPS, we also look at the closing market price for our Common stock as a means to ensure compensation is proportional to the potential return on investment earned by shareholders. Incentive compensation for our CEO takes into account the change in the price of our Common stock from year to year.

Our CEO does not earn any incentive compensation unless one of the two metrics above has increased for the year in which the incentive compensation is determined.

Annual Incentive Compensation

Each year, our CEO has an annual incentive opportunity based upon the increase, if any, in EPS and Common stock price of the Company. Effective January 1, 2014, we amended and renewed, and the Committee subsequently approved, an amendment to our employment agreement with Mr. Nahmad, dated January 31, 1996, which we refer to as the CEO Agreement. Under the terms of the CEO Agreement, Mr. Nahmad may earn this annual incentive award pursuant to and under the 2014 Plan. Mr. Nahmad must be employed for the entire year to be entitled to his annual incentive compensation for such year, unless the Committee otherwise specifically determines that such amounts are to be paid in respect of a year in which Mr. Nahmad is employed for only part of such year. The Committee and Mr. Nahmad mutually agree, within the first 90 days of the calendar year, on the metrics to be used in determining performance-based compensation for the applicable year. Such metrics are administered by the Committee and documented in the form of an amendment to the CEO Agreement, which is filed with the SEC.

For 2014, the CEO’s incentive compensation was determined using the following formula:

A.	Earnings Per Share	Annual Incentive Compensation for CEO
	For each $.01 increase from the prior year	$65,250

B.	Increase in Common Stock Price
	(i) If the closing price of a share of Common stock on 12/31/14 failed to exceed $96.06	$0
	(ii) If the closing price of a share of Common stock on 12/31/14 exceeded $96.06 but did not equal or exceed $113.00, for each $0.01 increase in per share price of a share of Common stock above $96.06	$1,200
	(iii) If the closing price of a share of Common stock on 12/31/14 equaled or exceeded $113.00, for each $0.01 increase in per share price of a share of Common stock above $96.06	$1,800

For 2014, the CEO’s incentive compensation was paid in a number of non-vested (restricted) Class B common shares equal to the dollar amount earned (as described in the table above), multiplied by a factor of two and divided by the closing price for the Class B common stock on the NYSE as of the close of trading on December 31, 2014. The value of any fraction of a share was paid in cash. The incentive compensation earned is multiplied by a factor of two because it is converted from cash to shares that vest in their entirety in approximately 8 years and are subject to events of forfeiture prior thereto as set forth in the restricted stock agreements.

For 2014, based on the achievement of the performance factors described above, Mr. Nahmad’s incentive compensation for 2014 was $10,977,600. Mr. Nahmad was entitled to receive 102,479 shares of Class B common stock, which was issued by the Company during the first quarter of 2015. These non-vested (restricted) shares vest in their entirety on October 15, 2022 and are subject to forfeiture prior to this vesting date as set forth in the restricted stock agreements. Mr. Nahmad also received $50.00 in cash related to fractional shares.

Other Benefits and Programs

A limited number of other benefits and programs is available to our NEOs. We offer these benefits and programs as part of each NEO’s total compensation package. A list of specific benefits is noted below:

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, which is available to all eligible employees, that enables such employees to purchase our Common stock at a discounted rate, thereby keeping our employees’ interests aligned with the interests of our shareholders. Executives (other than our CEO) may participate in this plan on the same basis as all other eligible employees. After ninety days of employment, eligible employees may elect to contribute to this plan through payroll deductions or lump sum contributions of up to $25,000 in any calendar year based on calculating the fair market value as of the grant date, as provided under the plan. Shares are purchased at a 5% discount to the closing share price of our Common stock at specified times, subject to certain restrictions.

Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. Executives generally are eligible for the same benefit programs on the same basis as the rest of our employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision and life, accidental death and disability insurance.

Company Airplane

Pursuant to his employment agreement, Albert H. Nahmad has limited access to our corporate aircraft for personal use (up to 40 hours per calendar year), and the value of such use is included in his annual compensation. We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine Mr. Nahmad’s personal use of the aircraft. The value of the personal use of the Company aircraft is determined following Internal Revenue Service guidelines, which may be different than the Company’s aggregate incremental cost of such use.

Pension Plans

While we do not provide a defined benefit pension plan or supplemental executive retirement plan, we provide to all of our eligible employees a profit sharing retirement plan that is qualified under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended. Under the plan, we may make matching contributions in our discretion, which may be in the form of our Common stock or cash. For 2014, we elected to match 50% of each participant’s contributions up to a maximum 1.5% of such participant’s compensation (as defined under the plan) in the form of our Common stock.

Other Compensation

We provide our NEOs with other benefits described in the All Other Compensation column in the 2014 Summary Compensation Table presented in this Proxy Statement, which we believe are reasonable, competitive and consistent with our overall executive compensation philosophy. The costs of these benefits constitute only a small amount of each NEO’s total compensation.

Severance Plan

We do not have severance agreements with any of our NEOs.

Employment Agreements

Except for the CEO Agreement discussed above, we do not have employment agreements with any of our NEOs.

Acceleration of Vesting; Change in Control

Under the 2014 Plan the Committee or the Board may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and, if so provided in the award agreement, vesting shall occur automatically in the case of a “change in control” of the Company. Except in the case of our CEO, a “change in control” generally means (a) the election to the Board of the Company, without the recommendation or approval of the incumbent Board of the Company, of directors constituting a majority of the number of directors of the Company then in office; or (b) approval by shareholders of (i) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (ii) a liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the assets of the Company.

In the case of our CEO, a “change in control” means (a) the acquisition by any person, entity or group of beneficial ownership of 20% or more of the outstanding shares of any class of common stock entitled to vote in the election of any directors of the Company; provided, however, that the acquisition of any shares owned by or for the benefit of the CEO or the CEO’s spouse or descendants shall not be taken into account for this purpose; (b) the election to the Board of the Company, without the recommendation or approval of the incumbent Board of the Company, of directors constituting a majority of the number of directors of the Company then in office; or (c) approval by shareholders of (i) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (ii) a liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the assets of the Company.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is provided by the following independent directors, who comprise the Compensation Committee:

COMPENSATION COMMITTEE

Paul F. Manley, Chairman
Bob L. Moss

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2014 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION TABLES

2014 Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total Compensation ($)
Albert H. Nahmad (3) Chief Executive Officer	2014	$1,100,000	—	$10,977,550	$50	$89,147	$12,166,747
	2013	$1,100,000	—	$16,100,007	$93	$93,152	$17,293,252
	2012	$1,100,000	—	$6,002,064	$36	$90,726	$7,192,826

Ana M. Menendez (4) Chief Financial Officer	2014	$350,000	$170,000	—	—	$3,852	$523,852
	2013	$350,000	$200,000	$318,220	—	$3,825	$872,045
	2012	$321,749	—	$246,750	—	$3,750	$572,249

Barry S. Logan (4) Senior Vice President	2014	$435,000	$170,000	—	—	$3,852	$608,852
	2013	$435,000	$200,000	$227,300	—	$3,825	$866,125
	2012	$429,265	—	$176,250	—	$3,750	$609,265

Aaron J. Nahmad (4) Vice President of Strategy and Innovation	2014	$237,500	$170,000	$914,000	—	$3,531	$1,325,031
	2013	$200,000	—	$1,398,300	—	$2,987	$1,601,287
	2012	$162,568	—	$176,250	—	$2,430	$341,248

(1)	The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. This amount of share-based compensation expense will be recognized over the relevant vesting period by the Company. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2014 Annual Report on Form 10-K. For further information on the CEO’s annual incentive compensation, see discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	Represents the cash value of fractional shares earned in connection with Albert H. Nahmad’s annual incentive award, the terms of which are discussed in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)	For Albert H. Nahmad, all other compensation in 2014 includes (i) $3,852 related to the 401(k) Plan matching contribution; (ii) $15,644 related to additional health insurance benefits paid by the Company for Mr. Nahmad and his spouse, such as deductibles and co-insurance, among others and (iii) $69,651 related to Mr. Nahmad’s use of our aircraft for personal travel pursuant to his employment agreement.
(4)	For Ms. Menendez, Mr. Logan and Aaron J. Nahmad, all other compensation comprises 401(k) Plan matching contributions.

2014 Grants of Plan-Based Awards

This table discloses the number of non-vested (restricted) stock awards granted to our NEOs during 2014 and the grant date fair value of these awards. No options to purchase shares of common stock were granted to our NEOs during 2014. This table should be read together with the information set forth under the heading “Chief Executive Officer” contained in the Compensation Discussion and Analysis section of this Proxy Statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Albert H. Nahmad	12/31/14	$0	$0	(1)	0	102,479	(1)	—	$10,977,550
Aaron J. Nahmad	08/09/14							10,000	$914,000

(1)	As described above under “Compensation Discussion and Analysis—Chief Executive Officer,” Albert H. Nahmad has an annual incentive opportunity based upon the increase in the Company’s EPS and Common stock price.
(2)	Amount shown is based on the number of non-vested (restricted) shares granted in connection with the CEO’s annual incentive compensation. For further information, see the discussion in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)	The grant date fair value of the non-vested (restricted) stock awards represents the total amount of share-based compensation expense that we will recognize over the relevant vesting period.

Outstanding Equity Awards at December 31, 2014

The following table shows outstanding stock option awards classified as exercisable and unexercisable at December 31, 2014 for the NEOs. The table also shows non-vested (restricted) stock awards outstanding at December 31, 2014.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Albert H. Nahmad (2) (3)	—	—	—	—	1,942,957	$208,129,554

Ana M. Menendez (4)	15,000	—	$56.09	7/23/2015	—	—
	—	—	—	—	75,200	$8,050,624
Barry S. Logan (5)	—	—	—	—	—	—
	—	—	—	—	211,950	$22,691,034
Aaron J. Nahmad (6)	12,000	—	$56.70	7/06/2015	—	—
	—	—	—	—	40,700	$4,359,784

(1)	Based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2014.
(2)	Albert H. Nahmad’s awards represent Class B common stock that has been granted primarily in connection with his employment agreement, dated January 31, 1996, as amended, as described above under “Compensation Discussion and Analysis—Chief Executive Officer”. Mr. Nahmad’s stock awards will vest upon the earlier of October 15, 2022 or his death or disability.
(3)	Albert H. Nahmad’s stock awards exclude 102,479 shares of Class B common stock with a market value of $10,977,550 issued in 2015.
(4)	Ms. Menendez’s stock awards include 40,000 shares of Common stock and 35,200 shares of Class B common stock. Ms. Menendez has 47,000 stock awards that will vest upon the earlier of December 2, 2026, when she reaches retirement age, or her death or disability and 28,200 stock awards that will vest upon the earlier of December 2, 2028, or her death or disability. Ms. Menendez’s options award represents non-qualified option awards as to shares of Class B common stock. All of Ms. Menendez’s awards were granted under the 2001 Plan.
(5)	Mr. Logan’s stock awards include 108,750 shares of Common stock and 103,200 shares of Class B common stock. Mr. Logan has 178,750 stock awards that will vest upon the earlier of December 14, 2024, when he reaches retirement age, or his death or disability and 33,200 stock awards that will vest upon the earlier of December 14, 2026, or his death or disability. Mr. Logan’s options award represents non-qualified option awards as to shares of Class B common stock. All of Mr. Logan’s awards were granted under the 2001 Plan.
(6)	Aaron J. Nahmad’s stock awards include 40,700 shares of Class B common stock. Mr. Nahmad has 27,500 Class B common stock awards that will vest upon the earlier of October 17, 2043, when he reaches retirement age, or his death or disability and 13,200 Class B common stock awards that will vest upon the earlier of October 17, 2045, when he reaches retirement age, or his death or disability. Mr. Nahmad’s options award represents non-qualified option awards as to shares of Class B common stock. Mr. Nahmad’s non-qualified stock option award was granted under the 2001 Plan. Mr. Nahmad has 30,700 stock awards that were granted under the 2001 Plan and 10,000 stock awards that were granted under the 2014 Plan.

2014 Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised during 2014 for the NEOs. No stock awards granted to NEOs vested during 2014.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Albert H. Nahmad	—	—
Ana M. Menendez	—	—
Barry S. Logan	7,500	$252,900
Aaron J. Nahmad	—	—

(1)	Calculated based on the difference between the market price on the date of exercise and the exercise price of the option.

Potential Payments upon Termination or Change of Control

As described above, certain share-based compensation agreements of the NEO’s have provisions that provide for accelerated vesting due to a change in control. See “Acceleration of Vesting; Change in Control” under the “Other Benefits and Programs” section of the Compensation Discussion and Analysis in this Proxy Statement. Additionally, agreements for awards of non-vested (restricted) stock have provisions that provide for accelerated vesting due to the death or disability of the executive. In the event that vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. Other than the foregoing, we have no agreements or other arrangements with our NEOs that provide for compensation or other benefits upon a change in control of the Company. The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2014. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time that a change of control occurs.

Name	Stock Options(1)	Non-Vested (Restricted) Stock(2)	Total
Albert H. Nahmad (3)	—	$219,107,104	$219,107,104
Ana M. Menendez	$765,450	$5,375,624	$6,141,074
Barry S. Logan	—	$20,551,034	$20,551,034
Aaron J. Nahmad	$605,040	$4,359,784	$4,964,824

(1)	Represents the difference between the closing price on the NYSE for a share of our Class B Common stock on December 31, 2014 ($107.12) and the exercise price of the option multiplied by the number of stock options that would have been subject to accelerated vesting.
(2)	Represents the amount of the respective closing prices on the NYSE for a share of our Common stock ($107.00) and Class B Common stock ($107.12) on December 31, 2014, multiplied by the number of non-vested (restricted) shares that would have been subject to accelerated vesting.
(3)	Includes December 31, 2014 grant of 102,479 shares of Class B common stock related to Albert H. Nahmad’s 2014 annual incentive opportunity as described above under “Compensation Discussion and Analysis—Chief Executive Officer” and the value of shares that in the case of a change in control would be withheld by the Company as payment to satisfy related tax withholdings.

AUDIT-RELATED MATTERS

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

During 2014, our Audit Committee consisted of Denise Dickins, Paul F. Manley and George P. Sape. Following Mr. Sape’s resignation from the Board in March 2014, the Board appointed Mr. Moss to serve on the Audit Committee.

The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and internal control environment, including compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s internal auditors and KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited consolidated financial statements, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Annual Report to shareholders, with management and KPMG LLP. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with KPMG LLP those matters required to be discussed pursuant to Auditing Standard No. 16, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board (“PCAOB”), and the rules of the SEC, and reviewed a letter from KPMG LLP disclosing such matters.

In addition, the Audit Committee has discussed with KPMG LLP the firm’s independence from Company management and the Company and has reviewed the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and considered the compatibility of non-audit services with KPMG LLP’s independence.

The Audit Committee has discussed with the Company’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their audits; their evaluations of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

AUDIT COMMITTEE

Denise Dickins, Co-Chairperson Paul F. Manley, Co-Chairperson Bob L. Moss

Auditor Fees and Services

The table below summarizes the fees and expenses billed to us by our independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2014 and 2013. There were no audit-related fees billed to us by KPMG LLP for the years ended December 31, 2014 and 2013, therefore, the column for such fees was excluded from the following table.

Year	Audit Fees	Tax Fees	All Other Fees	Total
2014	$1,648,000	$395,000	—	$2,043,000
2013	$1,570,000	$425,000	$45,000	$2,040,000

Audit fees for 2014 and 2013 were for professional services rendered for (i) the audits of our consolidated financial statements and of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (ii) the reviews of interim financial statements included in our Forms 10-Q and (iii) the statutory audits for our international operations.

Tax fees for 2014 and 2013 relate to tax compliance and tax planning services.

All other fees for 2013 relate to advisory services.

The Audit Committee has considered the compatibility of the provision of services covered by the three preceding paragraphs with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees and expenses charged for their services.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, KPMG LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services

Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services

Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Services

Tax services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services

Other non-audit services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

During 2014 and 2013, audit related services and all other services provided by KPMG LLP were pre-approved by the Audit Committee.

A representative from KPMG LLP is expected to attend the 2015 annual meeting of shareholders and will have the opportunity to make a statement and answer appropriate questions.

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN Senior Vice President and Secretary April 16, 2015

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR COMMON STOCK

2015 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, May 11, 2015, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ☐ WITHHOLD VOTE ☐ To elect Cesar L. Alvarez as a Common stock director until the Annual Meeting of Shareholders in 2018, or until his successor is duly elected and qualified.

(2)	In the proxies’ discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

The undersigned hereby acknowledges receipt of (i) the Company’s 2014 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 16, 2015.

Date:	, 2015

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2015 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, May 11, 2015, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ☐ To elect Aaron J. Nahmad and Albert H. Nahmad as Class B common stock directors until the Annual Meeting of Shareholders in 2018, or until their respective successors are duly elected and qualified, except for the following nominee(s) (if any).

(2)	In the proxies’ discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

The undersigned hereby acknowledges receipt of (i) the Company’s 2014 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 16, 2015.

Date:	, 2015

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.